SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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      Filed by a Party other than the Registrant ☐

      Check the appropriate box:

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☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

      ☑ Definitive Proxy Statement

      ☐ Definitive Additional Materials

      ☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

LCC INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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☑	No fee required.

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the off-setting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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LCC INTERNATIONAL, INC.

7925 Jones Branch Drive
McLean, VA 22102

April 18, 2003

Dear Stockholder:

      You are cordially invited to attend the 2003 Annual Meeting of Stockholders of LCC International, Inc. to be held on Thursday, May 22, 2003 at 10:00 a.m. (Eastern Time) at the offices of LCC International, Inc., 7925 Jones Branch Drive, McLean, Virginia, 22102.

      At this meeting, you will be asked to vote, in person or by proxy, on the following matters: (i) the election of seven members of the Board of Directors; (ii) the ratification of the appointment of KPMG LLP as our independent auditors; and (iii) any other business as may properly come before the meeting or any adjournments thereof. The official Notice of Meeting, Proxy Statement and form of Revocable Proxy and our Annual Report to Stockholders are included with this letter. The matters listed in the Notice of Meeting are described in detail in the Proxy Statement.

      Regardless of your plans for attending in person, it is important that your shares be represented and voted at the 2003 Annual Meeting. Accordingly, you are urged to complete, sign and mail the enclosed Revocable Proxy as soon as possible.

Sincerely,

C. THOMAS FAULDERS, III
Chairman and Chief Executive Officer

LCC INTERNATIONAL, INC.

7925 Jones Branch Drive
McLean, Virginia 22102

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 22, 2003

      NOTICE IS HEREBY GIVEN that the 2003 Annual Meeting of Stockholders (the “Annual Meeting”) of LCC International, Inc. will be held on Thursday, May 22, 2003 at 10:00 a.m. (Eastern Time) at the offices of LCC International, Inc., 7925 Jones Branch Drive, McLean, Virginia, 22102, to consider and act upon the following proposals:

1. To elect seven members of the Board of Directors;

2. To ratify the appointment of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2003; and

3. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

      The Board of Directors has fixed the close of business on March 27, 2003 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. Only holders of Class A Common Stock and Class B Common Stock of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. A list of our stockholders entitled to vote at the Annual Meeting will be open to the examination of any stockholder for any purpose germane to the meeting during ordinary business hours for a period of ten (10) days before the Annual Meeting at our offices.

By Order of the Board of Directors,

PETER A. DELISO
Secretary

McLean, Virginia
April 18, 2003

LCC INTERNATIONAL, INC.

7925 Jones Branch Drive
McLean, Virginia 22102

PROXY STATEMENT

Annual Meeting of Stockholders
May 22, 2003

SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

      This Proxy Statement and the accompanying Notice of Annual Meeting and form of Revocable Proxy are being furnished, on or about April 18, 2003, to the stockholders of LCC International, Inc. (referred to in this Proxy Statement as “we,” “our” or “LCC”), in connection with the solicitation of proxies by our Board of Directors to be used at the 2003 Annual Meeting of Stockholders of LCC (the “Annual Meeting”) to be held on Thursday, May 22, 2003 at 10:00 a.m. (Eastern Time) at our offices at 7925 Jones Branch Drive, McLean, Virginia, 22102, and any adjournment thereof.

      The purpose of the Annual Meeting is (i) to elect seven members of the Board of Directors; (ii) to ratify the appointment of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2003; and (iii) to transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

      If the enclosed form of proxy is properly executed and returned to us in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions thereon. Executed but unmarked proxies will be voted: (i) FOR the election of seven directors to the Board of Directors; and (ii) FOR the ratification of the appointment of KPMG LLP as our independent auditors. If any other matters are properly brought before the Annual Meeting, proxies will be voted in the discretion of the proxy holders. We are not aware of any such matters that are proposed to be presented at our Annual Meeting.

      The cost of soliciting proxies in the form enclosed herewith will be borne entirely by us. We have retained D.F. King & Co., Inc. to solicit proxies by use of the mails on our behalf for a fee of approximately $3,000. In addition, proxies may be solicited by our directors, officers and regular employees, without extra remuneration, by personal interviews, telephone, telegraph or otherwise. We will request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to, and obtain proxies from, the beneficial owners and will reimburse the holders for their reasonable expenses in doing so.

      The securities which can be voted at the Annual Meeting consist of shares of our Class A Common Stock and Class B Common Stock (collectively referred to as the “Common Stock”). Each outstanding share of Class A Common Stock entitles its owner to one vote on each matter as to which a vote is taken at the Annual Meeting. Each outstanding share of Class B Common Stock entitles its owner to ten votes on each matter as to which a vote is taken at the Annual Meeting. The close of business on March 27, 2003 has been fixed by the Board of Directors as the record date (the “Record Date”) for determination of stockholders entitled to vote at the Annual Meeting. The number of shares of Class A Common Stock and Class B Common Stock outstanding and entitled to vote on the Record Date was 14,643,885 and 6,318,874, respectively. The presence, in person or by proxy, of shares of Common Stock issued and outstanding and constituting at least a majority of the votes entitled to vote on the Record Date is necessary to constitute a quorum at the Annual Meeting. Stockholders’ votes will be tabulated by our Secretary and Assistant Secretary, who have been appointed by the Board of Directors to act as inspectors of election for the Annual Meeting. Under Delaware corporate law and our Amended and Restated Bylaws (the “Bylaws”), directors are elected by a plurality of votes cast by the shares present (in person or by proxy) and entitled to vote. Unless otherwise required by law or our Restated Certificate of Incorporation or Bylaws, any other matter put to a stockholder vote will be decided by the affirmative vote of a majority of the votes cast on the matter. Shares of our Common Stock represented by proxies that are marked “abstain” or which constitute broker non-votes will be counted as present at the meeting for the purpose of determining a quorum, but none of the shares represented by these proxies will be counted for the purpose of determining the number of votes cast at the meeting. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not have discretionary voting power and does not receive voting instructions from the beneficial owner.

      The presence of a stockholder at the Annual Meeting will not automatically revoke the stockholder’s proxy. However, a stockholder may revoke a proxy at any time prior to its exercise by filing with our Secretary a written notice of revocation, by delivering to us a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR

APPROVAL OF THE PROPOSALS SET FORTH IN THIS PROXY STATEMENT.

BENEFICIAL OWNERSHIP OF COMMON STOCK

      The table below sets forth certain information regarding beneficial ownership of our Common Stock as of March 27, 2003 by (i) each director (and director nominee), (ii) the Chief Executive Officer that served during 2002, each of the other four most highly compensated executive officers, and one other individual who would have been among the four most highly compensated executive officers except that he was not serving as an executive officer at the end of fiscal year 2002 (the “Named Executive Officers”), (iii) all persons known to us to be beneficial owners of more than 5% of our outstanding Class A or Class B Common Stock, and (iv) all directors and executive officers as a group. This information is based upon the most recent filing made by such persons with the Securities and Exchange Commission (the “Commission”) or information provided to us by such persons. Under the rules of the Commission, a person is deemed a “beneficial owner” of a security if such person has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. More than one person may be deemed to be a beneficial owner of the same securities. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days.

	Number of Shares
			Percent of
	Number of	Number of	Common Stock
Name, Address and Title(1)	Class A Shares	Class B Shares	Outstanding

WorldCom, Inc.(2)	2,841,099	—	13.6%
MCI WORLDCOM Network Services, Inc.(2)
500 Clinton Center Drive
Clinton, Mississippi 39056
TC Group, L.L.C.(3)	2,072,576	—	9.9%
TCG Holdings, L.L.C.(3)
c/o The Carlyle Group
1001 Pennsylvania Avenue, N.W.
Washington, DC 20004
J.P. Morgan Chase & Co.(4)	1,432,015	—	6.8%
270 Park Avenue
New York, NY 10017
C. Thomas Faulders, III(5)	970,394	—	4.5%
Chairman of the Board and Chief Executive
Officer
c/o LCC International, Inc.
7925 Jones Branch Drive
McLean, Virginia 22102
Mark D. Ein, Director(6)	101,000	—	0.5%
c/o LCC International, Inc.
7925 Jones Branch Drive
McLean, Virginia 22102
Steven J. Gilbert, Director(7)	39,998	—	0.2%
c/o LCC International, Inc.
7925 Jones Branch Drive
McLean, Virginia 22102
Susan Mayer, Director(8)	2,853,231	—	13.6%
c/o LCC International, Inc.
7925 Jones Branch Drive
McLean, Virginia 22102

	Number of Shares
			Percent of
	Number of	Number of	Common Stock
Name, Address and Title(1)	Class A Shares	Class B Shares	Outstanding

Susan Ness, Director (9)	6,466	—	*
c/o LCC International, Inc.
7925 Jones Branch Drive
McLean, Virginia 22102
Dr. Rajendra Singh, Director(10)	925,087	6,568,874	35.2%
c/o Telcom Ventures, L.L.C.
7925 Jones Branch Drive
McLean, Virginia 22102
Neera Singh, Director(10)	925,087	6,568,874	35.2%
c/o Telcom Ventures, L.L.C.
7925 Jones Branch Drive
McLean, Virginia 22102
Carlo Baravalle(11)	40,000	—	0.2%
Senior Vice President, Europe,
Middle East, Africa and Asia Pacific
c/o LCC International, Inc.
7925 Jones Branch Drive
McLean, Virginia 22102
Michael S. McNelly(11)	75,000	—	0.4%
Senior Vice President, The Americas
c/o LCC International, Inc.
7925 Jones Branch Drive
McLean, Virginia 22102
Peter A. Deliso(11)	71,000	—	0.3%
Vice President, Corporate Development,
General Counsel and Secretary
c/o LCC International, Inc.
7925 Jones Branch Drive
McLean, Virginia 22102
Vincent F. Gwiazdowski (11)	31,900	—	0.2%
General Manager and Vice President,
Asia Pacific
c/o LCC International, Inc.
7925 Jones Branch Drive
McLean, Virginia 22102
David N. Walker(12)	—	—	—
Senior Vice President, Treasurer and
Chief Financial Officer
c/o LCC International, Inc.
7925 Jones Branch Drive
McLean, Virginia 22102
All directors and executive officers as a group(13)	5,170,018	6,568,874	52.1%

*	Less than 0.1%.

(1)	Unless otherwise noted, we believe that each of the stockholders has sole voting and dispositive power with respect to the shares of Common Stock owned by it, him or her.

(2)	Represents 19.4% of the outstanding shares of Class A Common Stock and 3.7% of the combined voting power of the Class A and Class B Common Stock. MCI WORLDCOM Network Services, Inc.

(formerly known as MCI Telecommunications Corporation) is a wholly-owned subsidiary of WorldCom, Inc. According to the Amendment No. 2 to the Schedule 13D filed on March 14, 2003, WorldCom, Inc. and MCI WORLDCOM Network Services, Inc. have the power to vote and the power to direct the disposition of such shares.

(3)	Represents 14.2% of the outstanding shares of Class A Common Stock and 2.7% of the combined voting power of the Class A and Class B Common Stock. According to the Schedule 13G filed on April 1, 2002, TC Group, L.L.C. and TCG Holdings, L.L.C. each may be deemed to be the beneficial owner of these shares. Does not include options to purchase 45,000 shares of Class A Common Stock which are currently exercisable. See “Certain Relationships and Related Transactions – Carlyle Option Designee Stock Options.”

(4)	Represents 9.8% of the outstanding shares of Class A Common Stock and 1.8% of the combined voting power of the Class A and Class B Common Stock. According to Amendment No. 3 to Schedule 13G filed on February 11, 2003 by J.P. Morgan Chase & Co. and its wholly-owned subsidiary, J.P. Morgan Investment Management, Inc., J.P. Morgan Chase & Co. is the beneficial owner of these shares.

(5)	Includes 816,666 shares which may be acquired within 60 days pursuant to stock options granted under our 1996 Employee Stock Option Plan (the “Employee Plan”).

(6)	Includes 80,000 and 20,000 shares which may be acquired within 60 days pursuant to options granted under our Directors Stock Option Plan (the “Directors Plan”) and the Employee Plan, respectively.

(7)	Consists entirely of shares which may be acquired within 60 days pursuant to stock options granted under the Directors Plan.

(8)	Includes 12,132 shares which may be acquired within 60 days pursuant to options granted under the Directors Plan. The remaining 2,841,099 shares are held by WorldCom, Inc. and MCI WORLDCOM Network Services, Inc. and represent 19.5% of the outstanding shares of Class A Common Stock. Ms. Mayer has the power to vote or direct the voting of such shares.

(9)	Consists entirely of shares which may be acquired within 60 days pursuant to stock options granted under the Directors Plan.

(10)	Represents 82.8% of the combined voting power of the Class A and Class B Common Stock. Includes (i) 250,000 shares of Class B Common Stock which may be acquired within 60 days pursuant to options granted to Dr. Rajendra Singh and Neera Singh under the Directors Plan, (ii) 40,000 shares of Class A Common Stock which may be acquired within 60 days pursuant to options granted to Dr. Rajendra Singh and Neera Singh under the Employee Plan, (iii) 40,000 shares of Class A Common Stock held by Dr. Rajendra Singh and Neera Singh, (iv) all 6,318,874 shares of Class B Common Stock currently outstanding, which shares are held by RF Investors, L.L.C., and (v) 845,087 shares of Class A Common Stock held by Telcom Ventures L.L.C. Telcom Ventures owns 99.248% of the equity interests in RF Investors. Cherrywood Holdings, Inc. (“Cherrywood”), in turn, owns 100% of the equity interests of Telcom Ventures in RF Investors and the Company, and Cherrywood directly owns 0.752% of the equity interests in RF Investors. Cherrywood is owned by Dr. Rajendra Singh, Neera Singh and certain Singh Children Family Trusts, and Dr. Rajendra Singh and Neera Singh are the executive officers of Cherrywood and its sole directors. Dr. Rajendra Singh and Neera Singh together have the power to vote or dispose of the shares of Class A Common Stock and Class B Common Stock held by RF Investors and Telcom Ventures. The shares of Class A Common Stock and Class B Common Stock beneficially owned by both Dr. Rajendra Singh and Neera Singh have been aggregated in calculating the number of shares beneficially owned by each. Each share of Class B Common Stock may be converted into one share of Class A Common Stock at any time upon the holder’s election.

(11)	Consists entirely of shares which may be acquired within 60 days pursuant to stock options granted under the Employee Plan.

(12)	Mr. Walker resigned from LCC effective November 15, 2002. Pursuant to the terms of the Employee Plan, all options to purchase shares of our Common Stock expired on December 15, 2002, 30 days after the effective date of Mr. Walker’s resignation from LCC.

(13)	Includes (i) 29,166 shares which may be acquired by Terri L. Feely, Vice President, Human Resources within 60 days pursuant to options granted under the Employee Plan, and (ii) 26,776 shares which may be acquired by Tricia L. Drennan, Vice President, Corporation Communications and Investors Relations, and Assistant Secretary within 60 days pursuant to options granted under the Employee Plan.

MATTERS TO BE ACTED ON

ELECTION OF DIRECTORS

(Proposal 1)

      The entire Board of Directors consists of eight members. At the Annual Meeting, seven directors will be elected, each to serve until the next Annual Meeting of Stockholders and until his or her successor is elected and qualified or until such director’s earlier death, resignation or removal. One seat on the Board of Directors will remain vacant. No decision has yet been made as to whether to fill this vacancy. Proxies cannot be voted for a greater number of persons than the nominees named in the proxy.

      Unless otherwise instructed on the proxy, the persons named in the proxy to vote the shares represented by each properly executed proxy shall vote FOR the election as directors the persons named below as nominees. Directors will be elected by a plurality vote.

The Board of Directors recommends a vote FOR the Election of its Nominees for Directors.

Information as to Nominees

      Set forth below is certain information with respect to the nominees of the Board of Directors for election as directors at the Annual Meeting.

Name	Age	Position	Director Since

C. Thomas Faulders, III	53	Chairman of the Board of Directors and Chief Executive Officer	1999
Mark D. Ein	38	Director	1994
Steven J. Gilbert	56	Director	1999
Susan Mayer	53	Director	2001
Susan Ness	54	Director	2001
Dr. Rajendra Singh	48	Director	1983
Neera Singh	44	Director	1983

      C. Thomas Faulders, III. C. Thomas Faulders, III, was appointed Chairman of the Board of Directors and Chief Executive Officer on May 15, 1999. Mr. Faulders served as Executive Vice President, Treasurer and Chief Financial Officer of BDM International, Inc. from 1995 until the company was sold to TRW in 1997. During his tenure with BDM, Mr. Faulders served as President of the Integrated Supply Chain Solutions unit. From 1992 to 1995, Mr. Faulders was Vice President and Chief Financial Officer of Comsat Corporation, a provider of international communications and entertainment. From 1985 to 1992, he served in several senior sales, marketing and finance positions with MCI Communications Corporation, a long distance service provider.

      Mark D. Ein. Mark D. Ein has served as a Director since January 1994. He is a member and Chairperson of the Compensation and Stock Option Committee. Mr. Ein is the founder and Chief Executive Officer of Venturehouse Group, LLC, a technology holding company that creates, invests in and builds technology and telecommunications companies. Prior to forming Venturehouse Group, Mr. Ein was a Principal with The Carlyle Group, a large private equity firm with offices around the world. From 1992 to 1999, Mr. Ein was responsible for many of The Carlyle Group’s telecommunications investment activities. Mr. Ein has also worked for Brentwood Associates, a leading West Coast venture capital firm, and for Goldman, Sachs & Co. Mr. Ein serves on the board of directors of several private companies.

      Steven J. Gilbert. Steven J. Gilbert has served as a Director since February 1999 and is a member and Chairperson of the Audit Committee. He is currently chairman of the board of Gilbert Global Equity Partners, L.P., a billion-dollar private equity fund. From 1992 to 1997, he was the Founder and Managing General Partner of Soros Capital L.P., the principal venture capital and leveraged transaction entity of the Quantum Group of Funds, and a principal advisor to Quantum Industrial Holdings Ltd. From 1988 through 1992, he was the managing director of Commonwealth Capital Partners, L.P., a private equity investment firm. From 1984 to 1988, Mr. Gilbert founded and was the managing general partner of Chemical Venture Partners (now J.P. Morgan Capital Partners). Mr. Gilbert has 30 years of experience in private equity investing, investment banking and law, and serves as a director of several multi-national high tech companies. He is also a director of Montpelier Re, a property castastrophe reinsurance company.

      Susan Mayer. Susan Mayer has been a Director since January 2001 and is a member of the Audit and Nominating Committees. She is senior vice president and treasurer of WorldCom, Inc. and president of WorldCom Ventures, a subsidiary of WorldCom, Inc. Prior to founding WorldCom Ventures, Ms. Mayer held several senior management positions at MCI Communications Corporation, including senior vice president of ventures and alliances, president and chief operating officer of SkyMCI and senior vice president of MCI corporate development. Ms. Mayer has also held strategic management positions with Communications Satellite Corporation and The Boston Consulting Group.

      Susan Ness. Susan Ness has been a Director since June 2001 and is a member of the Audit and Compensation and Stock Option Committees. She was a commissioner of the Federal Communications Commission from 1994 until 2001. During her tenure with the FCC, Ms. Ness focused extensively on spectrum matters, both domestically and globally, including serving as the FCC’s senior representative to three world radio communications conferences. Prior to joining the FCC, Ms. Ness was a vice president and group head of a regional financial institution lending to communications companies. She also was assistant general counsel to the Banking, Currency and Housing Committee of the U.S. House of Representatives during the mid-1970s.

      Dr. Rajendra Singh. Dr. Rajendra Singh is a co-founder, has been a Director since LCC’s inception and is a member of the Compensation and Stock Option Committee. Dr. Singh was our President from our formation in 1983 until September 1994, was Chief Executive Officer from January 1994 until January 1995, was Treasurer from January 1994 until January 1996, was Co-Chairperson of the Board of Directors from January 1995 until September 1996 and was the Chairman of the Board of the Directors, Interim President and Chief Executive Officer from October 1998 to May 1999. Dr. Singh is also the principal owner of Cherrywood. Dr. Singh is also co-chair of the Members Committee of Telcom Ventures, an investment firm specializing in wireless system operators and emerging wireless technologies, as well as RF Investors. In addition, Dr. Singh established, developed and directed APPEX, Inc., a billing services firm sold to Electronic Data Systems (EDS) in October 1990. Dr. Singh is married to Neera Singh, a Director and a former executive officer of LCC.

      Neera Singh. Neera Singh is a co-founder and has been a Director since LCC’s inception and is a member and Chairperson of the Nominating Committee. Ms. Singh served as our Vice President from our formation in 1983 to October 1991 and Executive Vice President from January 1994 until September 1996. Ms. Singh also served as our Co-Chairperson of the Board of Directors from January 1995 until September 1996. Ms. Singh is also co-chair of the Members Committee of Telcom Ventures and RF Investors, and a principal owner of Cherrywood. Ms. Singh is married to Dr. Rajendra Singh, a Director and former executive officer of LCC.

Corporate Governance

      Over the past several months, the Board of Directors and the Audit Committee have implemented a number of corporate governance measures designed to serve the long-term interests of our shareholders and employees and comply with rules proposed or adopted by the National Association of Securities Dealers, Inc. (“NASD”) and the Securities and Exchange Commission (the “SEC”). Our Board has acted promptly to implement many concepts embodied in the rule proposals, as well as the actual requirements of rules adopted by NASD and the SEC, and our Board will continue to evaluate, and improve upon as appropriate, our corporate governance principles and policies. We have highlighted below some of the corporate governance initiatives adopted by the Board and the Audit Committee to assure that we are governed by the highest standards.

     LCC’s Corporate Standards of Conduct

      The Board of Directors and the Audit Committee have adopted various amendments to LCC’s existing Corporate Standards of Conduct (the “Policy”). The Policy is a code of conduct and ethics applicable to every LCC director, officer and employee. The Policy sets forth our policies and expectations on a number of topics, including conflicts of interest, relationships with others, corporate payments, disclosure policy, compliance with laws, corporate opportunities and the protection and proper use of our assets. We believe that the Policy complies with the SEC’s new definition of “code of ethics” because the Policy covers those matters specified in the SEC’s rule and applies equally to all of our directors, officers and employees, including our senior financial officer and principal executive officer. The Policy is Exhibit 99.3 to our Form 10-K filed on March 28, 2003, which is available to the public on the Securities and Exchange Commission’s website at http://www.sec.gov.

     Audit Committee Independence and Financial Expertise

      Rules proposed by NASD and the SEC impose additional independence requirements for all members of the audit committee. Our Board of Directors has determined that each of the current members of the Audit Committee meets the proposed additional independence requirements. In particular, NASD’s proposed rules add to the independence requirement for audit committee membership by providing that the only payments an audit committee member may receive from the issuer will be payments for board or committee service. The rules proposed by the SEC add two criteria for determining whether an audit committee member is independent. First, an audit committee member will be barred from accepting – directly or indirectly – any consulting, advisory or other compensatory fee from the issuer or an affiliate of the issuer, other than in the member’s capacity as a member of the board of directors and any board committee. Second, an audit committee member may not be an affiliated person of the issuer or any subsidiary of the issuer apart from his or her capacity as a member of the board and any board committee.

      The SEC has also adopted new rules requiring issuers to disclose whether it has at least one “audit committee financial expert” and, if so, the name of the expert and whether the expert is “independent” as that term is used in the new SEC rules. Our Board has determined that two of our Audit Committee members, Steven Gilbert and Susan Mayer, are “audit committee financial experts” within the meaning of the new SEC rules, and that all of the members of our Audit Committee are “independent” as that term is used in the new SEC rules.

     Audit Committee Charter

      The Audit Committee also has been proactive in implementing the SEC’s proposed “whistleblower” procedures and the SEC’s new rules regarding auditor independence. In particular, the Audit Committee has adopted amendments to the Audit Committee charter to provide for the establishment of procedures for (a) the receipt, retention and treatment of complaints we receive regarding accounting, internal accounting controls or auditing matters, and (b) the confidential, anonymous submission by our employees of their concerns regarding questionable accounting or auditing matters. The Audit Committee also has adopted amendments to the Audit Committee charter to require that all non-audit services be pre-approved by the Audit Committee. A copy of our Audit Committee charter, as amended, is attached to this Proxy Statement as Appendix A. In addition, the Audit Committee has adopted certain pre-approval policies pursuant to which it has given the Chairperson of the Audit Committee authority to approve permitted non-audit services where the fees paid, or to be paid, by the Company are $50,000 or less.

      As a result of the corporate governance measures described above, our Audit Committee meets all of the current requirements set forth in the NASD and SEC rules as well as many of the rules recently proposed by the NASD and the SEC, and our Audit Committee will continue to act promptly in implementing any new requirements.

Board Meetings and Committees

      During the year ended December 31, 2002, the Board of Directors held six meetings, and it took action by unanimous written consent on two other occasion. No incumbent director attended fewer than 75% of the total number of meetings of the Board of Directors or any committee of the Board of Directors on which he or she served during the period on which he or she served.

      The Board of Directors has established a Nominating Committee for selecting nominees for election as directors. The Nominating Committee is currently comprised of Ms. Singh and Ms. Mayer; Ms. Singh is the Chairperson of the Nominating Committee. During fiscal year 2002, the Nominating Committee was comprised of the same members. The Nominating Committee met twice during the year ended December 31, 2002. Pursuant to our Bylaws, stockholders eligible to vote at the Annual Meeting make also make nominations for directors if such nominations are made pursuant to timely notice in writing to our Secretary and include certain information specified in Section 3.4 of our Bylaws concerning each person the stockholder proposes to nominate for election and the nominating stockholder.

      The Board of Directors has also established a Compensation and Stock Option Committee (the “Compensation Committee”) and an Audit Committee. The Compensation Committee currently is comprised of Mr. Ein, Ms. Ness and Dr. Singh; Mr. Ein is Chairperson of the Committee. During fiscal year 2002, the Compensation Committee was comprised of the same members. The Compensation Committee considers and makes recommendations to the Board of Directors with respect to programs for human resource development and management organization and succession, approves changes in senior executive compensation, considers and makes recommendations to the Board of Directors with respect to general compensation matters and policies and employee benefit and incentive plans and administers our stock option plans, grants stock options under such stock option plans and exercises all other authority granted to it to administer such stock option plans. The Compensation Committee met two times during the year ended December 31, 2002, and it took action by unanimous written consent on four other occasions.

      The Audit Committee currently is comprised of Mr. Gilbert, Ms. Mayer and Ms. Ness; Mr. Gilbert is Chairperson of the Committee. During fiscal year 2002, the Audit Committee was comprised of the same members. The Audit Committee’s responsibilities are described in a written charter adopted by the Board, a copy of which is attached to this Proxy Statement. These responsibilities include examining and considering matters relating to our financial affairs and reviewing our annual financial statements, the scope of the independent annual audit and internal audits and the independent auditors’ letter to management concerning the effectiveness of our internal financial and accounting controls. The Audit Committee held eight meetings during the year ended December 31, 2002.

Compensation of Directors

      Fees. We have entered into agreements with three of our directors, namely Mr. Ein, Mr. Gilbert and Ms. Ness, pursuant to which we have agreed to compensate each of these directors for his or her services as a director as follows: (i) an annual fee of $20,000, (ii) a fee of $1,000 for each meeting of the Board of Directors he or she attends, (iii) an annual fee of $2,000 for each Committee on which he or she serves (Mr. Ein presently serves on the Compensation Committee, Mr. Gilbert presently serves on the Audit Committee and Ms. Ness currently serves on the Audit and Compensation Committees), and (iv) an additional fee of $1,000 for any committee which he or she chairs (Mr. Ein presently chairs the Compensation Committee and Mr. Gilbert presently chairs the Audit Committee). We paid each of Mr. Gilbert, Mr. Ein and Ms. Ness a total of $24,000 in connection with these agreements during the year ended December 31, 2002. We also reimbursed Mr. Gilbert $3,600 for travel expenses he incurred to attend Board and Audit Committee meetings. We do not provide compensation for Board of Directors service to Dr. Singh and Ms. Singh because of their affiliation with Telcom Ventures or to Mr. Faulders because of his employment with LCC. We also entered into an agreement with Ms. Mayer pursuant to which we agreed to compensate her for her services as a director, but Ms. Mayer has elected to forgo her right to receive any compensation under the agreement.

      Stock Option Grants. The Directors Plan provides for the grant of options to directors who are not our officers or employees and authorizes the issuance of up to 250,000 shares of Class A Common Stock and

250,000 shares of Class B Common Stock. The option exercise price for options granted under the Directors Plan is 100% of the fair market value of the underlying shares on the date of the grant of the options. Our directors are entitled to receive options to purchase shares of Class A Common Stock in an amount determined at the discretion of the Board of Directors. Although the Directors Plan also provides for annual grants of options to purchase Class B Common Stock to directors who are eligible to hold such shares, the final annual grant of such options occurred in May 2000 and no additional shares of Class B Common Stock are available for issuance.

      As of December 31, 2002, stock options to purchase 172,600 shares of Class A Common Stock and stock options to purchase 250,000 shares of Class B Common Stock were outstanding pursuant to the Directors Plan.

      Our directors are also entitled to receive options to purchase shares of Class A Common Stock pursuant to the Employee Plan in an amount determined at the discretion of the Board of Directors. As of December 31, 2002, 60,000 shares of Class A Common Stock were subject to outstanding options granted to directors pursuant to the Employee Plan.

MANAGEMENT

      Our executive officers, and their respective ages as of the date of this Proxy Statement, are as follows:

Name	Age	Position

C. Thomas Faulders, III	53	Chief Executive Officer
Michael S. McNelly	52	Senior Vice President, The Americas
Graham B. Perkins	54	Senior Vice President, Chief Financial Officer and Treasurer
Carlo Baravalle	42	Senior Vice President, Europe, Middle East and Africa
Peter A. Deliso	42	Vice President, Corporate Development, General Counsel and Secretary
Tricia L. Drennan	34	Vice President, Corporate Communications and Investor Relations, and Assistant Secretary
Terri L. Feely	37	Vice President, Human Resources
Vincent F. Gwiazdowski	49	General Manager and Vice President, Asia Pacific

      C. Thomas Faulders, III. C. Thomas Faulders, III, was appointed Chairman of the Board of Directors and Chief Executive Officer on May 15, 1999. Mr. Faulders served as Executive Vice President, Treasurer and Chief Financial Officer of BDM International, Inc. from 1995 until the company was sold to TRW in 1997. During his tenure with BDM, Mr. Faulders served as President of the Integrated Supply Chain Solutions unit. From 1992 to 1995, Mr. Faulders was Vice President and Chief Financial Officer of Comsat Corporation, a provider of international communications and entertainment. From 1985 to 1992, he served in several senior sales, marketing and finance positions with MCI Communications Corporation, a long distance service provider.

      Michael S. McNelly. Michael S. McNelly has been our Senior Vice President, The Americas, since March 2000. Prior to re-joining us in March, Mr. McNelly worked for BroadStream Corp., where he served as Senior Vice President of Engineering and Operations. From May 1998 to July 1999, Mr. McNelly was our Senior Vice President, Telcom Services. From 1994 to May 1998, Mr. McNelly founded Koll Telecommunications Services and served as its President and C.E.O. before it was acquired by LCC. Prior to that, he served as Executive Vice President of Engineering and Operations for LA Cellular. Before joining LA Cellular,

Mr. McNelly was the Vice President and General Manager for PacTel Development Corporation and held several positions at Cellular One — San Francisco, including Vice President of Engineering and Operations.

      Graham B. Perkins. Graham B. Perkins joined LCC in January of 2003 as Senior Vice President, Chief Financial Officer and Treasurer. Prior to joining LCC, Mr. Perkins was Chief Financial Officer and Treasurer for Dorsal Networks (acquired by Corvis Corporation). Prior to Corvis, Mr. Perkins helped found and served as the Chief Financial Officer, Vice President, Treasurer and Secretary for Iconixx Corporation, an e-business solutions provider focused on emerging wireless and broadband technologies. Mr. Perkins also spent six years with Bell Atlantic Corporation, now Verizon Communications, where he held CFO positions in several of its domestic and international business units, including financial oversight of both wireline and wireless investments throughout the world. Prior to joining Bell Atlantic, Mr. Perkins led the financial team at the VSAT division of Hughes Network Systems and held various financial and strategic planning positions with Contel Corporation, including general management of its Saudi Arabian operations, based in Riyadh. Earlier experience included public accounting and management consultancy with Deloitte, Haskins & Sells (now Deloitte & Touche) and Ernst & Whinney (now Ernst & Young).

      Carlo Baravalle. Carlo Baravalle was appointed Senior Vice President, Europe, Middle East, Africa and Asia Pacific in May 2001. From January 2000 to May 2001, Mr. Baravalle was managing director, international development and operations, of MoneyExtra PLC and was responsible for the development and management of its international operations. Prior to joining MoneyExtra PLC, Mr. Baravalle was vice president, product marketing, GSM-UMTS, of Lucent Technologies, where he was responsible for all strategy, business planning, marketing, sales support and partnership activities worldwide for the GSM, GPRS and UMTS product lines. Mr. Baravalle was also director of corporate finance for Warburg Dillion Reed’s telecom sector, and business development director for British Telecom, where he was responsible for implementing BT’s global strategy through external growth. Mr. Baravalle has also held positions in strategic consulting and finance.

      Peter A. Deliso. Peter A. Deliso has been our General Counsel since June 1994 and Vice President, Corporate Development, and Secretary since January 1996. From late 1989 until January 1994, Mr. Deliso served as Corporate Counsel for Mobile Telecommunication Technologies Corp. (“Mtel”) and its various domestic and international subsidiaries. Prior to his employment with Mtel, Mr. Deliso was with the law firm of Garvey, Schubert & Barer specializing in international, corporate and securities law.

      Tricia L. Drennan. Tricia L. Drennan was appointed Vice President of Corporate Communications and Investor Relations in February 2000. Ms. Drennan previously served as our Director of Corporate Communications and Investor Relations from January 1997 to February 2000. From 1993 to 1996, Ms. Drennan was in charge of our North American Sales and Marketing Group. Prior to her management tenure in our Sales and Marketing Group, Ms. Drennan served as an Associate Engineer at LCC deployed in Germany to work on Europe’s first GSM network – D2.

      Terri L. Feely. Terri L. Feely was appointed Vice President, Human Resources in March 1999. From 1995 to 1999, Ms. Feely worked at PRC Realty Systems as Director of Human Resources. From 1991 to 1995, Ms. Feely was the Human Resources Manager for Learning Tree International, International Technical Training Company. From 1987 to 1991, Ms. Feely was Director of Employment with USLICO Corporation. Ms. Feely is a Certified Compensation Professional (CCP) from the American Compensation Association (ACA).

      Vincent F. Gwiazdowski. Vincent F. Gwiazdowski was appointed General Manager and Vice President of LCC’s Asia-Pacific region in September 2001. He previously served as our Vice President of Operations, EMEA from September 1999 to September 2001. From September 1996 to September 1999, Mr. Gwiazdowski managed various projects for the Company. Prior to joining LCC, Mr. Gwiazdowski’s career includes operational experience in Brazil, Germany, France, Saudi Arabia, Egypt as well as the United States.

Executive Compensation

      The following table summarizes the compensation paid to the Named Executive Officers for the fiscal years ended December 31, 2000, 2001 and 2002.

Summary Compensation Table

						Long-Term
		Annual				Compensation Awards
		Compensation
						Securities
				All Other		Underlying
Name and Principal Position	Year	Salary($)(1)	Bonus($)(2)	Compensation(3)		Options/SARs(#)

Named Executive Officers as of December 31, 2002
C. Thomas Faulders, III, Chief Executive Officer and Chairman of the Board	2002	$329,275	—	$120,463	(4)	150,000
	2001	387,340	—	176,315	(5)	175,000
	2000	375,000	—	178,630	(6)	—
Michael S. McNelly, Senior Vice President, The Americas	2002	245,786	$20,000	4,996		48,000	(7)
	2001	253,123	42,450	4,129		18,000	(8)
	2000	187,500	59,400	3,750		45,000	(8)
Carlo Baravalle, Senior Vice President, Europe, Middle East, Africa and Asia Pacific	2002	280,016	92,397	55,938	(9)	20,000
	2001	176,655	47,653	26,737	(10)	100,000
Peter A. Deliso, Vice President, Corporate Development, General Counsel and Secretary	2002	157,958	17,500	8,366	(11)	18,250	(12)
	2001	168,417	14,000	27,203	(13)	7,500	(8)
	2000	158,313	14,455	3,947		12,000	(8)
Vincent F. Gwiazdowski, General Manager and Vice President, Asia Pacific	2002	194,292	7,500	45,193	(14)	22,450	(15)
	2001	187,500	23,125	7,229	(16)	9,375
	2000	131,250	51,460	4,103		14,900	(8)
David N. Walker, Senior Vice President, Chief Financial Officer and Treasurer(17)	2002	157,500	—	20,666	(18)	40,250	(19)
	2001	198,333	26,400	6,366	(20)	17,500	(8)
	2000	190,000	19,000	3,800		30,000	(8)

(1)	During 2002, our Chief Executive Officer voluntarily agreed to reduce his base salary by 20 percent, our Senior Vice Presidents voluntarily agreed to reduce their base salary by 15 percent and our Vice Presidents voluntarily agreed to reduce their base salary by 10 percent. The amount of each such officer’s 2002 salary as set forth in this table may be more than or less than a 20 percent, 15 percent or 10 percent reduction, as the case may be, in such officer’s 2001 salary because of one or more factors, including the following: (a) the salary reductions occurred in April 2002 and were not retroactive to January 1, 2002, (b) the officer may not have been employed by us for the entire 2001 or 2002 fiscal year, (c) the officer may have received a promotion during the 2002 fiscal year, and (d) the officer may have been paid in the currency of the foreign country in which he works and his salary in U.S. dollars as set forth in the table was affected by exchange rate fluctuations.

(2)	Bonuses are reported in the year earned even if actually paid in the following year.

(3)	This column includes (a) contributions made to our 401(k) Plan on behalf of certain Named Executive Officers as follows: Mr. Faulders – $5,094, $2,637 and $3,047 in 2002, 2001 and 2000, respectively; Mr. McNelly – $4,773, $4,129 and $3,750 in 2002, 2001 and 2000, respectively; Mr. Deliso – $4,874, $4,579 and $3,947 in 2002, 2001 and 2000, respectively; Mr. Gwiazdowski – $5,603, $3,575 and $4,103 in 2002, 2001 and 2000, respectively; and Mr. Walker – $2,657, $2,520 and $3,800 in 2002, 2001 and 2000, respectively; and (b) contributions made to LCC, United Kingdom, Ltd.’s contribution pension plan on behalf of Mr. Baravalle of $24,736 and $14,927 in 2002 and 2001, respectively.

(4)	Also includes (a) a $113,986 payment which provided Mr. Faulders with the amount necessary to pay the interest due during the fiscal year on his promissory note to LCC after applicable state and federal taxes and (b) $1,383 for the payment of life insurance. The terms of the promissory note are discussed in “Employment Agreements and Change-in-Control Arrangements.”

(5)	Also includes (a) a $165,619 payment which provided Mr. Faulders with the amount necessary to pay the interest due during the fiscal year on his promissory note to LCC after applicable state and federal taxes, (b) $6,815 for the payment of accumulated vested vacation time and (c) $1,244 for the payment of life insurance.

(6)	Also includes a (a) $174,334 payment which provided Mr. Faulders with the amount necessary to pay the interest due during the fiscal year on his promissory note to LCC after applicable state and federal taxes and (b) $1,244 for the payment for life insurance.

(7)	Includes 31,500 options received on May 21, 2002, pursuant to our offer to exchange outstanding stock options held by eligible employees for one half of the number of shares of Class A Common Stock subject to the options tendered in the exchange.

(8)	The Named Executive Officer who received options to purchase these shares accepted our offer to exchange outstanding stock options for one half of the number of shares of Class A Common Stock subject to the options tendered in the exchange. Pursuant to terms of our option exchange program, the options to purchase these shares were cancelled on November 28, 2001, and new options were granted to this Named Executive Officer on May 21, 2002.

(9)	Also includes $19,905 car allowance and $11,297 for health insurance.

(10)	Also includes $11,810 automobile allowance.

(11)	Also includes $3,269 for the payment of accumulated vested vacation time.

(12)	Includes 9,750 options received on May 21, 2002, pursuant to our offer to exchange outstanding stock options held by eligible employees for one half of the number of shares of Class A Common Stock subject to the options tendered in the exchange.

(13)	Also includes $22,624 for the payment of accumulated vacation time.

(14)	Also includes $38,757 overseas cost-of-living allowance.

(15)	Includes 7,450 options received on May 21, 2002, pursuant to our offer to exchange outstanding stock options held by eligible employees for one half of the number of shares of Class A Common Stock subject to the options tendered in the exchange.

(16)	Also includes $3,654 for the payment of accumulated vacation time.

(17)	Mr. Walker resigned from LCC effective November 15, 2002.

(18)	Also includes $17,786 for the payment of accumulated vacation time.

(19)	Includes 23,750 options received on May 21, 2002, pursuant to our offer to exchange outstanding stock options held by eligible employees for one half of the number of shares of Class A Common Stock subject to the options tendered in the exchange. All of the options held by Mr. Walker expired on December 15, 2002, 30 days after the effective date of Mr. Walker’s resignation from LCC.

(20)	Also includes $3,846 for the payment of accumulated vested vacation time.

Option Grants

      The table below summarizes the individual grants of stock options made during the year ended December 31, 2002 to each of the Named Executive Officers. Presently, 8,825,000 shares of Class A Common Stock are reserved for issuance under the Employee Plan.

Option Grants in Last Fiscal Year

	Individual Grants					Potential Realizable Value
						at Assumed Annual Rates
	Number of		% of Total			of Stock Price
	Shares		Options Granted			Appreciation
	Underlying		to Employees			for Option Term
	Options		in Fiscal	Exercise or Base	Expiration
Name	Granted		Year	Price ($/Sh)	Date	5%	10%

C. Thomas Faulders, III	150,000		7.4%	$4.35	02/24/12	$410,354	$1,039,917
Michael S. McNelly	16,500		0.8%	2.12	06/06/12	21,999	55,749
	22,500	(1)	1.1%	2.96	02/01/10	31,799	76,163
	9,000	(1)	0.4%	2.96	01/30/11	14,689	36,176
Carlo Baravalle	20,000		1.0%	2.12	06/06/12	26,665	67,575
Peter A. Deliso	8,500		0.4%	2.12	06/06/12	11,333	28,719
	3,750	(1)	0.2%	2.96	02/01/10	5,300	12,694
	6,000	(1)	0.3%	2.96	01/30/11	9,792	24,117
Vincent F. Gwiazdowski	15,000		0.7%	2.12	06/06/12	19,999	50,681
	7,450	(1)	0.4%	2.96	02/01/10	10,529	25,218
David N. Walker(2)	16,500		0.8%	2.12	12/15/02	—	—
	8,750	(1)	0.4%	2.96	12/15/02	—	—
	15,000	(1)	0.7%	2.96	12/15/02	—	—

(1)	The Named Executive Officer who received options to purchase these shares accepted our offer to exchange outstanding stock options for one half of the number of shares of Class A Common Stock subject to the options tendered in the exchange. Pursuant to terms of our option exchange program, the options to purchase these shares were received on May 21, 2002, in exchange for options cancelled on or about November 28, 2001.

(2)	Mr. Walker resigned from LCC effective November 15, 2002. Pursuant to the terms of the Employee Plan, all options held by Mr. Walker expired on December 15, 2002, 30 days after the effective date of Mr. Walker’s resignation from LCC.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

      The following table provides information with respect to the Named Executive Officers regarding the exercise of options during the last fiscal year and the value of all unexercised options held at December 31, 2002:

			Number of
			Shares Underlying		Value of Unexercised
	Number of		Unexercised Options at		In-the-Money Options at
	Shares Acquired		December 31, 2002		December 31, 2002(1)
	on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Named Executive Officers as of December 31, 2002:
C. Thomas Faulders, III	—	—	708,333	266,667	—	—
Michael S. McNelly(2)	—	—	93,000	30,000	—	—
Carlo Baravalle	—	—	20,000	100,000	—	—
Peter A. Deliso(2)	—	—	67,750	13,000	—	—
Vincent F. Gwiazdowski	—	—	26,291	23,734	—	—
David N. Walker(3)	—	—	—	—	—	—

(1)	Based on a per share closing price of $1.95 on December 31, 2002.

(2)	This Named Executive Officer received options pursuant to terms of our option exchange program. Information regarding the cancelled options tendered by the Named Executive Officer and the new options granted to the Named Executive Officer pursuant to the option exchange program is set forth in the “Ten-Year Option/ SAR Repricings” table.

(3)	Mr. Walker resigned from LCC effective November 15, 2002, and all options to purchase shares of Class A Common Stock held by Mr. Walker expired on December 15, 2002, pursuant to the terms of the Employee Plan.

Employment Agreements and Change-in-Control Arrangements

      C. Thomas Faulders, III. Effective June 24, 1999, we entered into a three-year employment agreement with C. Thomas Faulders, III, our Chief Executive Officer. Although the agreement expired on June 24, 2002, Mr. Faulders continues to serve as our Chairman and Chief Executive Officer and we expect to enter into a new employment agreement with Mr. Faulders that has substantially the same terms as the expired agreement. The expired employment agreement provided for a minimum salary of $375,000 per annum, reimbursement of certain expenses, annual bonuses based on individual and objective annual LCC performance criteria adopted by the Board of Directors and participation in our benefit plans. Mr. Faulders’ employment agreement further provided that Mr. Faulders was eligible to receive annual grants of options to purchase 150,000 shares of our Class A Common Stock at a per share exercise price equal to the fair market value of our Class A Common Stock on the date of grant. The options granted to Mr. Faulders pursuant to his employment agreement vest in increments of one-third on each of the first, second and third anniversaries of the date of grant. Mr. Faulders’ employment agreement provided that his options were subject to acceleration upon: (a) our dissolution or liquidation, (b) the sale of substantially all of our assets, (c) certain mergers, consolidations or reorganizations where we were not the surviving entity, or (d) certain mergers, acquisitions or other transactions resulting in any person or entity acquiring beneficial ownership of 51% or more of the combined voting power of all classes of our stock. His employment agreement further provided that for a period of 18 months after his employment with us, Mr. Faulders may not (a) engage or otherwise become interested in any of our businesses or any of the businesses of our subsidiaries as conducted or contemplated during his period of employment, (b) solicit or hire or induce the termination of any employee or other personnel providing services to us or any of our subsidiaries at the time, or within six months, of such solicitation, hiring or inducement or (c) take any action intended to cause any of our vendors, customers or business associates to terminate, sever, reduce or otherwise adversely alter its relationship with us.

      We also entered into an unsecured, recourse loan agreement with Mr. Faulders on December 22, 1999, in the principal amount of $1,625,000. The proceeds of the loan were used for the purchase of 108,333 shares of our Class A Common Stock for a per share price of $15.00. Interest on the loan is payable quarterly at an annual rate equal to 6.06%. We will pay Mr. Faulders a quarterly bonus equal to the amount necessary to pay the amount of the interest due on such date after applicable state and federal taxes, provided that Mr. Faulders is employed by us on the date the interest payment is due. The entire principal balance of the loan, together with any accrued interest, will be due and payable in full on December 22, 2004. To the extent that the forgiveness of the loan does not result in an excise tax under Section 4999 of the Internal Revenue Code, all amounts outstanding under the loan shall be forgiven if one of the following events occurs: (a) the sale of substantially all our assets, (b) certain mergers, consolidations or reorganizations where we are not the surviving entity, or (c) certain mergers, acquisitions or other transactions resulting in any person or entity acquiring beneficial ownership of 51% or more of the combined voting power of all classes of our stock.

      Michael S. McNelly. Effective March 1, 2000, we entered into a letter agreement with Michael S. McNelly. The agreement provides for at-will employment of Mr. McNelly on a full-time basis. Mr. McNelly’s annual salary under the agreement is $225,000 subject to increases and he is eligible to receive annual bonuses of up to 50% of his annual base salary, which bonuses will be made at our discretion. Mr. McNelly was also awarded options to purchase 45,000 shares of our Class A Common Stock upon his appointment as Senior Vice President. Pursuant to the agreement, we will provide Mr. McNelly with a five-year loan in the amount of $500,000 for the sole purpose of purchasing shares of our Common Stock. Quarterly interest payments on the loan will be forgiven by us. We also entered into an Employee Agreement on Ideas, Inventions and Confidential Information with Mr. McNelly. This agreement provides, among other things, that for a period of one year after Mr. McNelly’s termination of employment, Mr. McNelly will not solicit any customer of LCC or compete with LCC. However, if Mr. McNelly voluntarily terminates his employment or LCC terminates his employment without “cause,” the non-compete and non-solicitation restrictions will apply only so long as we continue to pay Mr. McNelly’s salary and benefits.

      David N. Walker. Effective on or about June 14, 1999, David N. Walker entered into a letter agreement with us. The agreement provides for at-will employment of Mr. Walker on a full-time basis. Mr. Walker’s annual salary under the agreement is $190,000 and is subject to increases and discretionary annual bonuses of up to 50% of his annual base salary. Pursuant to the agreement, Mr. Walker was awarded options to purchase 75,000 shares of our Class A Common Stock and a signing bonus of $65,000 upon his appointment as Senior Vice President and Chief Financial Officer. The agreement also provides that in the event that we are acquired by another entity, Mr. Walker is entitled to receive severance payments equal to his full base salary and medical and health benefits for a period of one year. In addition, Mr. Walker’s stock options will fully vest upon our change of control. Upon request, Mr. Walker must assist with the transition after our change of control for three months in order to receive the severance payments. Mr. Walker resigned from all positions held within LCC effective November 15, 2002.

      Carlo Baravalle. Effective May 14, 2001, Carlo Baravalle entered into a Contract of Employment with LCC, United Kingdom, Ltd. (“LCC UK”). Mr. Baravalle’s annual salary under the agreement is EUR 310,000 and is subject to discretionary increases and bonuses. Pursuant to the agreement, Mr. Baravalle received a signing bonus of EUR 28,000 upon his appointment as Senior Vice President. The agreement provides that either party terminating Mr. Baravalle’s employment must provide six month’s prior written notice of such termination. However, we may terminate the agreement without providing six month’s prior written notice if Mr. Baravalle (a) is guilty of gross misconduct, (b) commits or causes LCC UK or LCC to commit a serious breach of any law or regulation, (c) fails to comply with any material provision of LCC UK’s Corporate Standards of Conduct, (d) commits any act of dishonesty, (e) becomes bankrupt or makes an arrangement with his creditors, or (f) becomes of unsound mind. If Mr. Baravalle’s employment is terminated for any other reason and LCC UK fails to provide six month’s prior written notice of such termination, Mr. Baravalle is entitled to receive his salary, a bonus payment calculated as if he had remained employed with us for an additional six months, and certain other benefits.

      For a period of 12 months after termination of his employment, Mr. Baravalle may not (a) solicit or induce employees with whom he had significant contact with during his last 12 months of employment to leave

LCC UK or a subsidiary or parent of LCC UK and join or provide services to a competing business, or (b) solicit business from any person or company who was a client, supplier or business partner of LCC UK or a client of a subsidiary or parent of LCC UK and with whom Mr. Baravalle had dealings with during his last 12 months of employment to the extent that such solicitation is in competition with LCC UK. For a period of six months after termination of his employment, Mr. Baravalle may not be employed by or engaged in business with any person or company competing with the portion of LCC UK’s business that Mr. Baravalle was involved in or had significant knowledge of during the last 12 months of his employment.

      Graham B. Perkins. Effective on or about January 3, 2003, we entered into a letter agreement with Graham B. Perkins. The agreement provides for at-will employment of Mr. Perkins on a full-time basis. Mr. Perkins’ annual salary under the agreement is $210,000 and is subject to increases and discretionary annual bonuses of up to 50% of his annual base salary. Pursuant to the agreement, Mr. Perkins was awarded options to purchase 75,000 shares of our Class A Common Stock. The agreement also provides that in the event that we are acquired by another entity and his employment is terminated, Mr. Perkins is entitled to receive severance payments equal to his full base salary and medical and health benefits for a period of one year. Upon request, Mr. Perkins must assist with the transition after our change of control for three months in order to receive the severance payments.

      Vincent F. Gwiazdowski. Effective on or about March 1, 2002, we entered into a letter agreement with Vincent F. Gwiazdowski. The agreement provides that for a period of three years, which period may be extended or reduced as we determine, we will provide Mr. Gwiazdowski with the following allowances: airfare to and from the United States to procure housing in Australia, moving costs, monthly housing and car allowances and business class airfare for one round trip per year to the United States for Mr. Gwiazdowski and his spouse. In addition, we will provide Mr. Gwiazdowski with a cash allowance of up to $40,000, if necessary, to be repaid over a one-year period. The agreement also provides that if we terminate Mr. Gwiazdowski’s employment for reasons other than “Cause,” Mr. Gwiazdowski shall continue to receive his base salary in effect at the time of such termination for a period of four months. “Cause” is defined as termination by LCC because Mr. Gwiazdowski (a) is convicted of a crime involving fraud, material dishonesty or theft against LCC or a felony involving moral turpitude, (b) willfully compromises trade secrets or other proprietary information of LCC, (c) willfully breaches in any material respect the terms of any non-solicitation, non-compete or confidentiality agreement with LCC, (d) willfully fails or refuses to perform material assigned duties consistent with his title and responsibilities, or (e) engages in gross willful misconduct that causes material harm to the business and operations of LCC or a subsidiary, the continuation of which will continue to substantially and materially harm the business and operations of LCC or a subsidiary in the future.

      We also have confidentiality, noncompetition and inventions agreements with most members of senior management, including the Named Executive Officers. These agreements provide (a) that the employee will not reveal any of our confidential information to any person, business entity or other organization without authorization from us, (b) that the employee may not compete with us during the term of his or her employment and for a period of up to 18 months following termination of employment for cause, the employee’s resignation or voluntary termination of employment by the employee, and (c) that all ideas, designs, works and inventions made by the employee in the course of his or her employment with us are our exclusive property.

      Notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate SEC filings, in whole or in part, the following Comparative Stock Performance Graph, Compensation Committee Report on Executive Compensation and Report of the Audit Committee shall not be incorporated by reference into any such filings.

Comparative Stock Performance

      The following chart sets forth a five-year comparison of the cumulative stockholder total return on our Class A Common Stock. Total stockholder return is measured by dividing total dividends (assuming dividend reinvestment) plus share price change for a particular period by the share price at the beginning of the measurement period. Our cumulative stockholder return based on an investment of $100 at December 31, 1997, when our Class A Common Stock was traded on the Nasdaq National Market at the closing price of $14.50, is compared to the cumulative total return of the Nasdaq Market Index and an index comprised of publicly traded companies which are principally in the wireless network services business (the “Peer Group”) during that same period. In 2002, our Peer Group consisted of the following companies: Dycom Industries Inc., Lexent Inc., Management Network Group Inc., Mastec Inc., Tetra Technologies Inc. and Wireless Facilities Inc. Previously, our Peer Group also included o2wireless Solutions Inc. (“o2wireless”). o2wireless was acquired by a subsidiary of Baran Group, Ltd., in November 2002, and o2wireless’s successor is not regarded as within our peer group by analysts following the wireless industry.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

Among LCC International, Inc.,
the NASDAQ Stock Market (U.S.) Index and a Peer Group

* $100 invested on 12/31/97 in stock or index including reinvestment of dividends. Fiscal year ending December 31.

	12/97	12/98	12/99	12/00	12/01	12/02

LCC International, Inc.	100.00	25.86	137.50	75.00	50.35	13.45
Nasdaq Stock Market (U.S.)	100.00	140.99	261.48	157.42	124.89	86.33
Peer Group	100.00	115.40	176.33	143.20	56.86	35.85

Compensation Committee Report on Executive Compensation

      The Compensation Committee of the Board of Directors has prepared the following report on our policies with respect to the compensation of executive officers for the fiscal year ended December 31, 2002. The Compensation Committee is charged with making decisions with respect to the compensation of our executive officers and administering our various incentive compensation, stock and benefit plans. No member of the Compensation Committee is an employee of LCC. During 2002, the Compensation Committee was comprised of Mark D. Ein, Susan Ness, and Dr. Rajendra Singh.

      Compensation arrangements during our 2002 fiscal year were determined in accordance with the Executive Compensation Policy set forth below and the implementation guidelines relating to the Executive Compensation Policy.

     Executive Compensation Policy

      Policy Purpose. To facilitate the recruitment, retention and motivation of the Chief Executive Officer, the Senior Vice Presidents, the Vice Presidents and such other persons the determination of whose compensation the Board of Directors shall determine (each of the foregoing, an “Executive”) will be covered by this policy (the “Executive Compensation Policy”) in ways consistent with the enhancement of shareholder value, service quality and employee satisfaction.

      Compensation Element. Executive compensation includes four principal elements: (i) base salary; (ii) employee benefits; (iii) annual incentive compensation; and (iv) equity participation (the “Principal Elements”).

      Criteria for Determination of Executive Compensation. In determining each of the Principal Elements of each Executive’s compensation, as well as the overall compensation package thereof, the following criteria shall be considered by the persons responsible for recommending or approving such compensation (each, a “Reviewer”): (i) the compensation awarded to executives with comparable titles and responsibilities to those of such Executive by companies in the wireless telecommunications industry (or, to the extent information is not available, in comparable industries) whose revenues and earnings are comparable to those of LCC (the “Comparable Companies”), as reported by reliable independent sources; (ii) the results of operations of LCC during the past year, on an absolute basis and compared with LCC’s targeted results for such year as well as with the results of the Comparable Companies, as reported by reliable independent sources; (iii) the performance of such Executive during the past year, on an absolute basis and as compared with the performance targets set by LCC for such Executive for such year and the performance of the other Executives of LCC during such year; and (iv) any other factor which the Reviewers determine to be relevant. The weight to be given to each of the foregoing criteria shall be determined by the Reviewers in the exercise of reasonable judgment in accordance with the purposes of this Executive Compensation Policy and may vary from time to time or from Executive to Executive.

     Implementation Guidelines

      The implementation guidelines with respect to the Executive Compensation Policy provide that, on an annual basis, the Compensation Committee will review the compensation paid to the Chief Executive Officer of LCC and, taking into account each factor set forth in the Executive Compensation Policy set forth above, submit to the Board of Directors its recommendation regarding the compensation to be paid to the Chief Executive Officer. Following a review of such recommendation, the Board of Directors will take such action regarding such compensation, consistent with the Executive Compensation Policy, as it deems appropriate. With regard to the compensation paid to each Executive other than the Chief Executive Officer, the Chief Executive Officer is empowered to review, on an annual basis, the compensation paid to each Executive during the past year and, taking into account each factor set forth in the Executive Compensation Policy, submit to the Board of Directors his recommendations regarding the compensation to be paid to such persons during the next year and following a review of such recommendations, the Compensation Committee will take such action regarding such compensation, consistent with the Executive Compensation Policy, as it deems appropriate.

     Stock Options

      The Employee Plan provides for the grant of options that are intended to qualify as “incentive stock options” under Section 422 of the Internal Revenue Code to employees of LCC or any of its subsidiaries, as well as the grant of non-qualifying options to employees and any other individuals whose participation in the Employee Plan is determined to be in the best interest of LCC. The Employee Plan authorizes the issuance of up to 8,825,000 shares of Class A Common Stock pursuant to options granted under the Employee Plan. The option exercise price for incentive stock options granted under the Employee Plan may not be less than 100% of the fair market value of the Class A Common Stock on the date of grant of the option (or 110% in the case of an incentive stock option granted to an optionee beneficially owning more than 10% of the outstanding Class A Common Stock). The option exercise price for non-incentive stock options granted under the Employee Plan may not be less than the par value of the Class A Common Stock on the date of grant of the option. The maximum option term is ten years (or five years in the case of an incentive stock option granted to an optionee beneficially owning more than 10% of the outstanding Class A Common Stock). Options may be exercised at any time after grant, except as otherwise provided in the particular option agreement. There is also a $100,000 limit on the value of Class A Common Stock (determined at the time of grant) covered by incentive stock options that first become exercisable by an optionee in any year. The maximum number of shares of Class A Common Stock subject to options that can be awarded under the Employee Plan to any person is 1,000,000 shares.

      The Compensation Committee grants stock options to our executives in order to align the interests of those executives with the interests of the stockholders. Stock options are considered by the Compensation Committee to be an effective long-term incentive because the executives’ gains are linked to increases in the value of the Common Stock, which in turn results in stockholder gains. During 2002, we granted stock options to purchase an aggregate of 1,504,275 shares of Class A Common Stock to 534 employees, including options to purchase an aggregate of 210,000 shares of Class A Common Stock to our five most highly compensated executive officers. The per share option exercise prices of options granted during 2002 ranged from $1.67 to $2.96, which equaled the closing price of our Class A Common Stock on the business day immediately preceding the date on which the options were granted. In addition, on May 21, 2002, we granted new options to purchase an aggregate of 592,619 shares of Class A Common Stock to 181 employees, including an aggregate of 48,700 shares of Class A Common Stock to our executive officers, pursuant to our offer to exchange outstanding options held by eligible employees under the Employee Plan having an exercise price of $10.50 or more for one half of the number of shares of Class A Common Stock subject to the options tendered in the exchange. The new options have an exercise price of $2.96, which is the closing price of our Class A Common Stock on May 20, 2002, the day immediately preceding the date on which the options were granted.

      The Board of Directors approved the option exchange program because many of our outstanding options, whether or not currently exercisable, had exercise prices that were significantly higher than the market price of our Class A Common Stock. The Board believed that these options were unlikely to be exercised in the foreseeable future. By making the offer to exchange outstanding options for new options that will have an exercise price equal to the closing market price on the Nasdaq National Market of our Class A Common Stock on the business day before the grant date, the Board intended to provide our employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for employees and thereby maximize stockholder value. In addition, because other companies within the telecommunications industry had offered similar programs to their employees, our Board believed that it was important to adopt the option exchange program to retain our employees. The Board also recognized that the option exchange program would reduce the number of shares subject to outstanding stock options because tendering employees will receive options to purchase one half of the number of shares of

Class A Common Stock subject to the options tendered in the exchange. The following table sets forth information with respect to the Named Executive Officers who participated in the option exchange program:

Ten-Year Option/ SAR Repricings

Option Exchange Program

					Number of		Length of
		Number of	Market	Original	Options		Original
		Securities	Price of	Exercise	Granted in		Option Term
		Underlying	Stock at	Price of	Exchange for	New	Remaining
	Date of	Options	Time of	Cancelled	Cancelled	Exercise	at Date of
Named Executive Officer	Repricing(1)	Repriced	Repricing(2)	Option	Options(3)	Price(4)	Repricing

Michael S. McNelly	11/20/2001	45,000	$6.99	$16.00	22,500	$2.96	8 years
	11/20/2001	18,000	$6.99	$12.25	9,000	$2.96	9 years
Peter A Deliso	11/20/2001	12,000	$6.99	$16.00	6,000	$2.96	8 years
	11/20/2001	7,500	$6.99	$12.25	3,750	$2.96	9 years
Vincent F. Gwiazdowski	11/20/2001	14,900	$6.99	$16.00	7,450	$2.96	9 years
David N. Walker(5)	11/20/2001	30,000	$6.99	$16.00	15,000	$2.96	8 years
	11/20/2001	17,500	$6.99	$12.25	8,750	$2.96	9 years

(1)	The options to purchase these shares were tendered in the option exchange program on November 20, 2001, and new options were granted on May 21, 2002.

(2)	The market price is the closing price of our Class A Common Stock on November 20, 2001, the date on which the options were tendered in the option exchange program.

(3)	The new options vest on the same schedule as the options tendered and accepted for exchange. Therefore, new options received in exchange for options that were vested on November 20, 2001, are vested; new options received in exchange for options that were not vested on November 20, 2001, but that would have been vested on the date on which the new options were granted, are vested; and new options received in exchange for options that would not have been vested on the date on which the new options were granted will vest on the same schedule that would have applied if the canceled options had remained in effect.

(4)	The new options have an exercise price equal to the closing price of our Class A Common Stock on May 20, 2002, which is the day immediately preceding the date on which we granted the new options.

(5)	Mr. Walker resigned from LCC effective November 15, 2002, and these options expired on December 15, 2002, pursuant to the terms of the Employee Plan.

     Employee Stock Purchase Plan

      The Board of Directors has authorized an Employee Stock Purchase Plan. The plan, which commenced upon completion of our initial public offering, provides substantially all full time employees an opportunity to purchase shares of Class A Common Stock through payroll deductions not to exceed $25,000 annually. Each month participant account balances are used to purchase stock at the lesser of 85% of the fair market value on the trading day before the participation period starts or the trading day preceding the day on which the participation period ends. A total of 472,292 shares were available for purchase under the Employee Stock Purchase Plan on December 31, 2002.

     Chief Executive Officer Compensation

      The executive compensation policy described above is applied in setting Mr. Faulders’ compensation. Mr. Faulders generally participates in the same executive compensation plans and arrangements available to the other senior executives. Accordingly, his compensation also consists of an annual base salary, a potential annual cash bonus and, potentially, long-term equity-linked compensation in the form of stock options. The Compensation Committee’s general approach in establishing Mr. Faulders’ compensation is to be competitive with peer companies, but to have a large percentage of his target based upon objective performance criteria and targets established in our strategic plan.

      Mr. Faulders’ compensation for the year ended December 31, 2002, included $329,275 in base salary. Mr. Faulders’ salary was based on, among other factors, LCC’s performance and the 2001 compensation of chief executive officers of comparable companies, although his compensation was not linked to any particular group of these companies. Mr. Faulders voluntarily agreed to reduce his salary by 20 percent during 2002 and to waive his year-end bonus.

     Compensation Deductibility Policy

      Under Section 162(m) of the Internal Revenue Code of 1986, as amended, and applicable Treasury regulations, no deduction is allowed for annual compensation in excess of $1 million paid by a publicly traded corporation to its chief executive officer and the four other most highly compensated officers. Under those provisions, however, there is no limitation on the deductibility of “qualified performance-based compensation.” In general, our policy is to maximize the extent of tax deductibility of executive compensation under the provisions of Section 162(m) so long as doing so is compatible with its determinations as to the most appropriate methods and approaches for the design and delivery of compensation to our executive officers.

      The Compensation Committee believes that compensation paid to our executive officers in 2002 was deductible for purposes of Section 162(m) of the Code.

Respectfully submitted,

COMPENSATION AND STOCK OPTION COMMITTEE

Mark D. Ein Susan Ness Dr. Rajendra Singh

Compensation Committee Interlocks and Insider Participation

      Dr. Rajendra Singh, a Director and a member of the Compensation Committee, and Neera Singh, Dr. Singh’s wife and a Director and the Chairperson of the Nominating Committee, are co-chairpersons of the Members Committees of Telcom Ventures and RF Investors. As of March 27, 2003, RF Investors owned all of our Class B Common Stock, which represented approximately 30.2% of our outstanding Common Stock and 81.2% of the combined voting power of our Class A and Class B Common Stock. As of March 27, 2003, Telcom Ventures owned 99.248% of the outstanding interests in RF Investors and approximately 4.0% of our outstanding Common Stock, and Dr. Singh, Neera Singh and members of their family and certain family trusts beneficially owned 100% of Telcom Ventures’ interests in RF Investors and the Company.

     Corporate Opportunity

      Concurrently with our initial public offering, we entered into an Intercompany Agreement with Telcom Ventures, RF Investors, Cherrywood, Dr. Rajendra Singh, Neera Singh, certain Singh family trusts (the five immediately foregoing persons and entities being collectively referred to as the “Singh Family Group”) and certain entities formed by The Carlyle Group, a Washington, D.C.-based investment group (the “Carlyle Investors”). We refer to all of the foregoing persons and entities, together with their respective successors or members of their immediate family, as the “Telcom Ventures Group.” Under the Intercompany Agreement, Telcom Ventures, RF Investors, Cherrywood and the Singh Family Group have agreed that, until the earlier of (i) the date on which any member of the Telcom Ventures Group no longer possesses voting control of us or (ii) the occurrence of certain termination events specified in the 1993 Formation Agreement among the members of the Telcom Ventures Group (the “Formation Agreement”), none of them will, directly or indirectly, participate or engage, other than through us, in any of our traditional business activities, defined as (i) the provision of cellular radio frequency engineering and network design services to the wireless telecommunications industry, (ii) the provision of program management services or deployment or construction related consulting services to the wireless telecommunications industry and (iii) the manufacture, sale, license, distribution or servicing of any radio network planning software tools or drive test field measurement and analysis equipment which are used by us in connection with our services described in the foregoing clauses (i) or (ii). The foregoing prohibition does not apply to services provided to third parties in which any member of the Telcom Ventures Group holds or is considering the acquisition of an investment where the provision of services is incidental to such member’s investment or to the ownership by any member of the Telcom Ventures Group of up to 5% of the outstanding securities of any entity as long as no member of the Telcom Ventures Group participates in the management of such entity. Under the Intercompany Agreement, each of the Carlyle Investors (but not its affiliates) has also agreed not to invest in any entity whose primary business is to compete with us in our traditional business activities (excluding the program management and towers businesses) until the earlier of (i) the date on which such Carlyle Investor no longer owns directly or indirectly, an interest in us or (ii) the occurrence of certain termination events specified in the Formation Agreement.

      In consideration of the foregoing agreements of the Telcom Ventures Group, we have agreed that, if any opportunity to invest in or acquire a third party the value of which could reasonably be deemed to exceed $1 million (an “Investment Opportunity”) is presented to us and we wish to refer such Investment Opportunity to a third party, we must give written notice to Telcom Ventures of such Investment Opportunity. Telcom Ventures has five business days following its receipt of the notice to inform us of its desire to pursue the Investment Opportunity. If Telcom Ventures does not wish to pursue the Investment Opportunity, or fails to provide timely notice to us of its interest, we may refer the Investment Opportunity to any third party.

     Advances To and From Telcom Ventures and Related Parties

      Immediately following our initial public offering, we made a loan of $3.5 million to Telcom Ventures from proceeds of the initial public offering to assist Telcom Ventures in paying certain taxes due in connection with the assumption by us of the Telcom Ventures Notes (as defined below) in connection with the initial public offering. The loan constitutes senior indebtedness of Telcom Ventures. The loan initially was repayable over five years, with equal annual principal payments over the term of the loan, and with interest payable annually accruing at the rate of LIBOR plus 1.75%. The remaining balance on the loan was paid in full, and the note was cancelled, in March 2002.

     Registration Rights

      Concurrently with our initial public offering, we entered into a Registration Rights Agreement with RF Investors and MCI WORLDCOM Network Services, Inc. (formerly known as MCI Telecommunications Corporation (“MCI”)) relating to the Class A Common Stock issuable upon conversion of Class B Common Stock (or upon conversion of indebtedness of LCC to MCI, which occurred in August 1999). Under the Registration Rights Agreement, RF Investors and MCI have certain “demand” rights to require us to register its Common Stock for sale and may register shares on a “piggyback” basis in connection with most registered public offerings of our securities.

     The Merger

      Pursuant to the merger of LCC, L.L.C. (the “Limited Liability Company,” our predecessor), with and into us in connection with our initial public offering, we are required to indemnify Telcom Ventures, RF Investors, Cherrywood, the Carlyle Investors and TC Group, L.L.C. (“TC Group”) against any liability for obligations and liabilities associated with the Limited Liability Company’s operations.

     Provision of Services and Products to Telcom Ventures and Parties Related Thereto

      Concurrently with our initial public offering, we entered into an Overhead and Administrative Services Agreement with Telcom Ventures. Pursuant to the Overhead and Administrative Services Agreement, certain of our management personnel and other employees provide certain administrative services, principally related to human resource management functions. Telcom Ventures pays us a monthly fee for such administrative services based on a reasonable estimate of our cost of providing the same. While this agreement is not the result of arm’s length negotiations, it is designed to reimburse us for our costs in providing such services (including costs of personnel), and we believe that the terms of such agreements are reasonable. During 2001 and 2002, we made payments on behalf of Telcom Ventures pursuant to this agreement of $252,000 and $155,000, respectively, which consisted primarily of fringe and payroll-related expenses, and we received reimbursements pursuant to this agreement from Telcom Ventures of $98,000 and $464,000 in 2001 and 2002, respectively. At December 31, 2001 and 2002, outstanding amounts owed to us under this agreement were $418,000 and $9,000, respectively. During 2002, we also provided an allowance in our financial statements of $100,000 for amounts in dispute under this agreement. This dispute has been resolved by payment by Telcom Ventures of the entire $100,000.

      We also have provided from time to time engineering services to Telcom Ventures and various other companies majority-owned or controlled by Telcom Ventures. However, no such services were provided by us during 2002.

     Sublease with Telcom Ventures

      We sublease approximately 3,800 square feet of office space in McLean, Virginia to Telcom Ventures. Pursuant to the terms of the sublease agreement, Telcom Ventures pays us $3,800 per month to sublease the space from December 14, 2001, to December 31, 2002. Telcom Ventures currently subleases this office space on a month-to-month basis.

      For a description of certain other transactions, see “Certain Relationships and Related Transactions” below.

Certain Relationships and Related Transactions

      The following is a summary of certain transactions and relationships among LCC and our associated entities, and among our directors, executive officers and stockholders and our associated entities. For a description of certain other transactions, see “Compensation Committee Interlocks and Insider Participation.”

     Carlyle Option Designee Stock Options

      We reserved 85,000 shares of Class A Common Stock (subject to anti-dilution adjustments in the event of a stock split, recapitalization or similar transaction) for issuance pursuant to options to be granted to a designee of the Carlyle Investors (the “Carlyle Option Designee Stock Options”). TC Group was granted an initial option to purchase 25,000 shares of Class A Common Stock in connection with our initial public offering at an exercise price of $16.00 per share. TC Group, as designee of the Carlyle Investors, was granted further options to purchase additional shares of Class A Common Stock as follows: (i) options to purchase 15,000 shares of Class A Common Stock at an exercise price of $20.125 were granted on September 24, 1997; (ii) options to purchase 15,000 shares of Class A Common Stock at an exercise price of $8.68 per share were granted on September 24, 1998; (iii) options to purchase 15,000 shares of Class A Common Stock at $7.938 per share were granted on September 24, 1999; and (iv) options to purchase 15,000 shares of Class A Common Stock at $17.25 per share were granted on September 25, 2000. Options granted to TC Group vested immediately, and were issued with exercise prices equal to the fair market value of the Class A Common Stock on the date of grant. The options will expire no later than the fifth anniversary of the date of grant. Accordingly, both the initial 25,000 options granted in connection with our initial public offering and the 15,000 options granted on September 24, 1997 have expired.

     Engineering Contract with XM Satellite Radio Holdings Inc.

      In 2002, we completed our contract with XM Satellite Radio Holdings Inc. The contract designated LCC as the prime contractor for the implementation of XM Satellite’s terrestrial repeater sites, and we performed various services under the contract, including program management radio frequency engineering, site acquisition, architectural and engineering design, zoning, regulatory services, network management testing and interim system maintenance. Revenues earned during 2000, 2001 and 2002 from services provided to XM Satellite were $58.4 million, $57.3 million and $3.4 million, respectively. Receivables from XM Satellite were $17.0 million at December 31, 2001; no receivables from XM Satellite were outstanding at December 31, 2002. Telcom-XM Investors, LLC, holds a minority investment in XM Satellite, and Dr. Singh, a member of our Board of Directors, controls Telcom-XM Investors, LLC.

     Detron Acquisition

      In July 2002, we acquired 51% of the outstanding shares of Detron LCC Network Services B.V. (“Detron”). The remaining 49% of the outstanding shares of Detron are held by Westminster Capital B.V. (“Westminster”). Detron rents office space from Westminster pursuant to a five-year lease between the parties, and Westminster pays Detron a fee for services performed by certain Detron employees for the benefit of a wholly-owned subsidiary of Westminster. From the date of the acquisition to December 31, 2002, Detron recorded approximately $27,000 of rent expense and approximately $200,000 of revenue relating to these transactions.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires that our officers, directors and persons who own more than 10% of our Class A Common Stock file with the SEC reports about their ownership of our Class A Common Stock. The reporting persons are required by rules of the SEC to furnish us will copies of all Section 16(a) reports they file. Except as noted below, based solely on our review of the copies of such reports furnished to us by our directors and officers during and with respect to the year 2002 or upon written representations that no other reports were required, we believe that all Section 16(a) filing requirements applicable to our directors, officers and greater than ten percent beneficial owners were satisfied. RF Investors, Cherrywood, Telcom Ventures, Dr. Singh and Ms. Singh inadvertently missed by one day the April 10, 2002 deadline for filing Forms 4 for a transaction in March by reporting the transaction on Forms 4 filed on April 11, 2002.

Report of the Audit Committee of the Board of Directors

      The Audit Committee is currently comprised of Steven J. Gilbert, Susan Mayer and Susan Ness; Mr. Gilbert is Chairperson of the Committee. The Audit Committee’s responsibilities, as set forth in the Committee’s written charter, include examining and considering matters relating to the financial affairs of LCC, such as reviewing LCC’s annual financial statements, the scope of the independent annual audit and internal audits and the independent auditors’ letter to management concerning the effectiveness of LCC’s internal financial and accounting controls. The current members of the Audit Committee meet the independence and experience requirements set forth in Rule 4200(a)(15) of the listing standards of the National Association of Securities Dealers, Inc. The Audit Committee held seven meetings in connection with the year ended December 31, 2002.

      The Audit Committee has implemented a number of corporate governance measures in response to rules recently proposed or adopted by the SEC and NASD. The Audit Committee recommended that the Board of Directors approve certain amendments to the Audit Committee’s charter, including the requirements that the Audit Committee pre-approve all non-audit services unless such services fall within the de minimis exception set forth in the new SEC rules and that it be responsible for establishing procedures for the reporting of accounting or auditing concerns. The Board of Directors has approved each of these amendments. The Audit Committee also adopted various amendments to LCC’s ethics policy to comply with new SEC rules. In addition, the Board of Directors has determined that each of the current members of the Audit Committee meets the additional independence requirements recently adopted by the SEC and proposed by NASD, and Steven Gilbert and Susan Mayer are both “audit committee financial experts” within the meaning of the new SEC rules.

      The Audit Committee has reviewed and discussed LCC’s audited financial statements for the year ended December 31, 2002 with management and with LCC’s independent auditors, KPMG LLP. The Audit Committee has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit. The Audit Committee has received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with KPMG LLP their independence.

      Based on the Audit Committee’s review of LCC’s audited financial statements and the review and discussions described in the foregoing paragraph, the Audit Committee recommended to the Board of Directors that the audited financial statements for the year ended December 31, 2002 be included in LCC’s Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission.

      Audit Fees. The aggregate fees for professional services rendered by KPMG for the audit of LCC’s annual financial statements and the reviews of the financial statements included in LCC’s Forms 10-Q for fiscal years 2002 and 2001 were approximately $390,000 and $399,000, respectively.

      Audit-related fees. The aggregate fees for assurance and related services rendered by KPMG that were reasonably related to their audit of LCC’s consolidated financial statements and reviews of the condensed consolidated financial statements included in LCC’s Form 10-Q for fiscal years 2002 and 2001 were approximately $130,000 and $84,000, respectively. These services related to an audit of the Company’s defined benefit plan and due diligence assistance related to acquisitions.

      Tax fees. The aggregate fees for tax compliance, tax advice and tax planning services rendered by KPMG for fiscal years 2002 and 2001 were approximately $472,000 and $462,000, respectively. These services related primarily to foreign tax compliance.

      All other fees. No other services were rendered by KPMG for fiscal years 2002 and 2001.

Respectfully submitted,

AUDIT COMMITTEE

Susan Mayer
Susan Ness
Steven J. Gilbert

RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

(Proposal 2)

      KPMG LLP has been our independent auditor since 1994. The selection of KPMG LLP has been ratified by the stockholders in all Annual Meetings since such engagement. The Board of Directors, upon the recommendation of the Audit Committee, has selected KPMG LLP for the current year, and has proposed that our stockholders ratify this selection during the 2003 Annual Meeting. It is expected that representatives of KPMG LLP will be present at the 2003 Annual Meeting to make a statement if they so desire or to respond to appropriate questions.

      Unless otherwise instructed on the proxy, the persons named in the proxy to vote the shares represented by each properly executed proxy shall vote for the election as our principal accountant KPMG LLP.

      The Board of Directors recommends a vote FOR the Ratification of its Selection of Independent Public Accountants.

DATE OF SUBMISSION OF STOCKHOLDER PROPOSALS

TO BE INCLUDED IN PROXY MATERIALS FOR 2004 ANNUAL MEETING

      Any proposal or proposals intended to be presented by any stockholder at the 2004 Annual Meeting of Stockholders must be received by us by December 22, 2003 to be considered for inclusion in our Proxy Statement and form of proxy relating to that meeting. Nothing in this paragraph shall be deemed to require us to include in our Proxy Statement and proxy relating to the 2004 annual meeting of stockholders any stockholder proposal which may be omitted from our proxy materials pursuant to applicable regulations of the SEC in effect at the time such proposal is received. A stockholder who wishes to present a proposal at our 2004 annual meeting, but who does not request that we solicit proxies for the proposal, must submit the proposal to us at our principal executive offices prior to the close of business on March 5, 2004. If we do not receive notice of such proposal prior to March 5, 2004, the proposal will be considered untimely and management will be entitled to vote proxies in its discretion with respect to such proposal.

OTHER BUSINESS TO BE TRANSACTED

      As of the date of this Proxy Statement, the Board of Directors knows of no other business which may come before the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is the intention of the proxy holders to vote or act in accordance with their best judgment with respect to such matters.

By Order of the Board of Directors

PETER A. DELISO
Secretary

McLean, Virginia
April 18, 2003

A copy of our Annual Report to Stockholders accompanies this Proxy Statement.

Appendix A

Audit Committee Charter

LCC International, Inc.

Purpose

      The Audit Committee (the “Audit Committee”) of the board of directors (the “Board”) of LCC International, Inc. (the “Company”) shall assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the Company’s compliance with legal and regulatory requirements and (3) the independence and performance of the Company’s internal and external auditors.

Composition

      The membership of the Audit Committee shall consist of at least three members of the Board, who shall serve at the pleasure of the Board and be appointed by the full Board, and who shall satisfy the requirements of the NASDAQ Stock Market and applicable law relating to independence, expertise and experience.

Responsibilities

      In meeting its responsibilities, the Audit Committee is expected to:

1.	Establish a schedule of meetings to be held each year and schedule additional meetings as required and, in connection therewith, ensure that sufficient opportunity exists for its members to (i) meet separately with the independent auditors and the senior internal auditing executive (or internal audit providers), without management present, (ii) meet separately with management, without independent auditors and the senior internal auditing executive (or internal audit service providers) present, and (iii) meet with only the audit committee members present.

2.	Make regular reports to the Board regarding the Audit Committee’s activities and its substantive views regarding the areas under its purview.

3.	Review and reassess the adequacy of the Audit Committee’s charter annually and recommend any proposed changes to the Board for approval.

4.	Review the annual audited financial statements with management, including major issues regarding accounting and auditing principles and practices as well as the Company’s system of internal controls.

5.	Review with the Chief Executive Officer, the Chief Financial Officer and the Company’s disclosure committee the Company’s disclosure controls and procedures and review periodically, but no less than frequently than quarterly, management’s conclusions about the efficacy of such disclosure controls and procedures, including any significant deficiencies in, or material compliance with, such controls and procedures.

6.	Select the independent auditors to be engaged by the Company and determine the terms of such engagement, including the compensation to be paid to such independent auditors.

7.	Approve in advance (i) all audit, review and attest services and all non-audit services provided to the Company by the independent auditors and (ii) all fees payable by the Company to the independent auditors for such services, all as required by applicable law or listing standards.

8.	Oversee and review the performance of the independent auditors and replace the independent auditors if the Audit Committee determines that such performance merits replacement.

9.	Review and consider information received from the outside auditor regarding the Company’s critical accounting policies, including alternative accounting policies permitted under generally accepted accounting principles and the outside auditor’s judgments about the quality and appropriateness of the Company’s accounting policies as applied in its financial reporting.

10.	Review with management and the outside auditor the Company’s material financial risks and its liquidity, and how these issues are identified, assessed, disclosed and managed.

11.	Review transactions in which officers, directors or other related parties have an interest or which involve parties whose relationship with the Company may enable them to negotiate terms more favorable than those available to other, more independent parties.

12.	Review off-balance sheet financing arrangements with management and the outside auditor, and help assess risks associated with those arrangements and disclosure of those risks.

13.	Determine whether to recommend to the Board that the annual audited financial statements be included in the Company’s annual report on Form 10-K.

14.	Review and discuss with management and the independent auditors the quarterly financial information to be included in the Company’s quarterly reports on Form 10-Q.

15.	Review with management and the Company’s independent auditors any significant financial reporting issues raised by them in connection with the preparation of the Company’s annual audited financial statements.

16.	Review proposed major changes to the Company’s auditing and accounting principles and practices that are brought to the attention of the Audit Committee by independent auditors, internal auditors or management.

17.	Obtain from the independent auditors a formal written statement delineating all relationships between the independent auditors and the Company, consistent with Independence Standards Board Standard 1.

18.	Actively engage in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors.

19.	Take, or recommend that the full Board take, appropriate action to oversee the independence of the independent auditors.

20.	Review the appointment and replacement of the senior internal auditing executive, if any.

21.	Review any significant reports to management prepared by the internal auditing department, if any, and management’s responses.

22.	Meet with the independent auditors prior to the audit to review the planning and staffing of the audit.

23.	Discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

24.	Review with the independent auditors any management letter provided or to be provided by the auditors and management’s response to that letter.

25.	Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

26.	Review with the Board as necessary in the Audit Committee’s judgment the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s code of conduct.

27.	Review with counsel legal matters that are brought to the Audit Committee’s attention and that may have a material impact on the financial statements, the Company’s compliance policies and material reports or inquiries received from regulatory bodies.

28.	Resolve disagreements regarding financial reporting, if any, between management and the independent auditors.

29.	Establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

Powers

      The Audit Committee shall have the power to conduct or authorize investigations into any matters within the Audit Committee’s scope of responsibilities. The Audit Committee shall be empowered to retain independent counsel, accountants, or others to assist it in the conduct of any investigation. The Company will provide appropriate funding, as determined by the Audit Committee, for the compensation of any advisors retained by the Audit Committee. The Audit Committee may ask members of management or others to attend its meeting and provide pertinent information as necessary. The Audit Committee may delegate any of its responsibilities to one or more members of the Audit Committee, or a subcommittee thereof, in each case to the extent permitted by applicable law and listing standards. The Audit Committee may adopt such procedures relating to the conduct of its proceedings as it deems appropriate.

Relationship with Auditors and Board of Directors

      The Company’s independent auditors are ultimately accountable to the Board of the Company and to the Audit Committee, as representatives of the stockholders of the Company.

      The Audit Committee has ultimate authority and responsibility to select, evaluate, and, where appropriate, replace the independent auditors. While the Audit Committee has the responsibilities and powers set forth in this charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and independent auditors. Nor is it the duty of the Audit Committee to conduct investigations or to assure compliance with laws and regulations and the Company’s code of conduct.

      In determining whether, and under what circumstances, it is appropriate for a Company to retain its outside auditor to provide non-audit services, the Audit Committee may wish to weigh a number of factors, such as the following:

•	the auditor’s history and familiarity with the Company;

•	whether provision of non-audit services assists or detracts from the auditor’s ability to perform its audits;

•	normal competitive factors such as cost and quality of service; and

•	the amount of fees payable for non-audit services compared to the amount of fees payable for audit services.

0 ■

REVOCABLE PROXY
LCC INTERNATIONAL, INC.
ANNUAL MEETING OF STOCKHOLDERS MAY 22, 2003
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned stockholder hereby appoints C. Thomas Faulders, III and Graham B. Perkins, or either of them, attorneys and proxies of the undersigned, with full power of substitution and with authority in each of them to act in the absence of the other, to vote and act for the undersigned at the Annual Meeting of Stockholders of LCC International, Inc. to be held on Thursday, May 22. 2003 at 10:00 a.m. (eastern time) at the Company’s offices, 7925 Jones Branch Drive, McLean, Virginia, 22102, and at any adjournments thereof, in respect of all shares of the Common Stock, par value $.01 per share, of the Company which the undersigned may be entitled to vote, on the matters designated below.

      The undersigned hereby acknowledges prior receipt of a copy of the Notice of Annual Meeting of Stockholders and proxy statement dated April 18, 2003 and the Company’s Annual Report to Stockholders, and hereby revokes army proxy or proxies heretofore given. This Proxy may be revoked at any time before it is voted by delivering to the Secretary of the Company either a written revocation of proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.

(Continued and to be dated and signed on reverse side.)

■	14475 ■

ANNUAL MEETING OF STOCKHOLDERS OF

LCC INTERNATIONAL, INC.

May 22, 2003

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

â     Please detach and mail in the envelope provided.     â

■     20730000000000000100 3                                                                                                 052203

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE. ☒

Proposal One: Election of the Board of Directors

NOMINEES:
☐	FOR ALL NOMINEES	¡ Mark D. Ein
¡ C. Thomas Faulders, III
☐	WITHHOLD AUTHORITY	¡ Steven J. Gilbert
	FOR ALL NOMINEES	¡ Susan Ness
¡ Susan Mayer
☐	FOR ALL EXCEPT	¡ Dr. Rajendra Singh
	(See instructions below)	¡ Neera Singh

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

	FOR	AGAINST	ABSTAIN
Proposal Two: Proposal to ratify the appointment of	☐	☐	☐
KPMG LLP as the independent auditors of the Company for the fiscal year ending December 31, 2003.

In their discretion, on any other matters that may properly come before the Annual Meeting, or any adjournments thereof, in accordance with the recommendations of a majority of the Board of Directors.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. HOWEVER, IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE NOMINEES IN PROPOSAL 1, AND FOR PROPOSAL 2.

      If you receive more than one proxy card, please sign and return all cards in the accompanying envelope.

PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY TO ENSURE A QUORUM AT THE MEETING. IT IS IMPORTANT WHETHER YOU OWN A FEW OR MANY SHARES. DELAY IN RETURNING YOUR PROXY MAY SUBJECT THE COMPANY TO ADDITIONAL EXPENSE.

I PLAN TO ATTEND THE MAY 22, 2003 ANNUAL STOCKHOLDERS MEETING	☐

Signature of Stockholder ____________________________ Date: _____________ Signature of Stockholder ____________________________ Date: _____________
■	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	■